Volition

New Generation of Cancer Diagnostics: Multiple Licensing Opportunities

PharmaVentures
the deal experts

Adrian Dawkes
Managing Director
Adrian@pharmaventures.com

Volition's technologies are next-generation cancer diagnostics which analyze circulating tumor derived nucleoproteins by immunochemistry.

Nu.Q® is a platform of rapid and low-cost Nucleosomics™ immunoassays targeting cancer associated nucleoproteins in plasma with applications in Multi-Cancer Early Detection (MCED), differentiation of malignant and benign nodules identified on Non-Small Cell Lung Cancer (NSCLC) screening, Minimal Residual Disease (MRD) and treatment monitoring.

The Volition Nu.Q® Vet Cancer Test is currently licensed to two of the largest veterinary service companies world-wide.

nu·q

Measuring blood-based nucleosomes and their post-translational modifications as novel cancer biomarkers

- ✓ High clinical accuracy, low cost, low sample volume and rapid turnaround time.
- ✓ Automated magnetic chemiluminescence (ChLIA) immunoassay system.
- ✓ Validation of malignant or benign lung nodule test currently underway with hospital centres in Taiwan.
- ✓ MRD validation currently underway with hospital centres in France.
- ✓ Potential large and growing market opportunity in NSCLC.

Nu.Q® MCED[1.]

In an initial study of 7 cancer types in 100 cancer and 73 healthy subjects, Volition's Nu.Q® MCED immunoassay detects all cancer types studied, including more than 30% of stage I solid tumors at 100% specificity.


Sensitivity%
100% - Specificity%
0
20
40
60
80
100
AUC=88%

Nu.Q® MRD/Treatment Monitor[2.]

- Increased the detection of MRD from 43% to 58%.
- Decreased the number of false negatives identified with current methods.
- Facilitates enhanced detection of patients not responding to current treatment.
- Nu.Q® has potential for use before ctDNA analysis.


Circulating H3K27Me3-nucleosome levels (ng/mL)
****
****
***
H3K27Me3 +
H3K27Me3 -
22.5 ng/mL
Healthy (n=201)
NSCLC ctDNA- (n=187)
NSCLC ctDNA+ (n=131)

Nu.Q® Lung Nodule Test[3.]

- Nu.Q® discriminated between benign and malignant lung cancer nodules discovered in lung cancer screening by Low Dose CT imaging.
- May reduce unnecessary biopsies by up to 50%.


AUC=79%

1.2M
NSCLC Patients Diagnosed Annually

89M
Potential Tests for screening MRD & Treatment Monitoring Annually

Volition's technology isolates CTCF-associated ctDNA from non-tumor derived background for the detection of cancer-specific sequences

A new class of non-nucleosomal ctDNA molecules invisible to conventional Next Generation Sequencing (NGS).

Immunochemical isolation enriches ctDNA fragment sequences to near 100% purity, tackling the cfDNA "noise" in current liquid biopsies.

Isolated ctDNA sequences may then be analyzed by NGS or by simple PCR.

Initial patient studies using Capture-PCR™ showed detection of all cancers tested including more than a third of stage I cancer cases[4].



Sample collection
CTCF ChIP (Capture)
PCR of pure ctDNA sequences



Healthy subject
Cancer patient
Healthy plasma
Cancer plasma

Development Status



Program
PoC
Validation
Viability
Nu.Q® MRD and Treatment Monitoring
NSCLC
Other Cancers
Nu.Q® Lung Screening
Nu.Q® MCED
Capture PCR™

Patent Portfolio

Strong company focus on IP

In total:

- 86 patents granted
- 128 pending internationally

All technologies described are subject to patent filings

Patent coverage up to 2044

1. Data on file
2. ELCC 2024: S. Couraud, Baseline values of circulating nucleosomes in Lung Cancer: NUCLEO-LUNG STUDY
3. Data on file
4. ESMO 2023:D.Pamart et al, A novel immunoprecipitation/PCR method for detection of plasma cfDNA fragments selectively occupied by CTCF in cancer